PURCHASE AND SALE AGREEMENT

BETWEEN

302 SABAL PARK PLACE LONGWOOD, LLC, and
385 GOLF BROOK CIRCLE LONGWOOD, LLC
AS SELLER

AND

NTS REALTY HOLDINGS LIMITED PARTNERSHIP
AS PURCHASER

DATED: April 10, 2009

7.8 Delivery of Books and Records	18
7.9 Notice to Tenants	18
ARTICLE 8 PRORATIONS, DEPOSITS, COMMISSIONS	18
8.1 Prorations	18
8.2 Intentionally Omitted	19
8.3 Closing Costs	20
8.4 Final Adjustment After Closing	20
8.5 Tenant and other Deposits	20
8.6 Commissions	20
ARTICLE 9 REPRESENTATIONS AND WARRANTIES	20
9.1 Seller’s Representations and Warranties	20
9.2 Purchaser’s Representations and Warranties	21
9.3 Survival of Representations and Warranties	22
ARTICLE 10 DEFAULT AND REMEDIES	23
10.1 Seller’s Remedies	23
10.2 Purchaser’s Remedies	23
10.3 Attorneys’ Fees	24
10.4 Other Expenses	24
ARTICLE 11 DISCLAIMERS, RELEASE AND INDEMNITY	24
11.1 Disclaimers By Seller	24
11.2 Sale “As Is, Where Is”	25
11.3 Seller Released from Liability	25
11.4 “Hazardous Materials” Defined	26
11.5 Survival	26
ARTICLE 12 MISCELLANEOUS	27
12.1 Parties Bound; Assignment	27
12.2 Headings	27
12.3 Invalidity and Waiver	27
12.4 Governing Law	27
12.5 Survival	27
12.6 Entirety and Amendments	27
12.7 Time	27
12.8 Confidentiality	27
12.9 Notices	28
12.10 Construction	28
12.11 Calculation of Time Periods; Business Day	28
12.12 Execution in Counterparts	28
12.13 Recordation	28
12.14 Further Assurances	29
12.15 Intentionally Omitted	29
12.16 ERISA	29
12.17 No Third Party Beneficiary	29
12.18 Reporting Person	29
12.19 Post-Closing Access	29

-iii-

LIST OF DEFINED TERMS
Page No.
Additional Earnest Money	1
Additional Property Information	8
Agreement	1
Assignment	16
Broker	2
Business Day	28
Casualty Notice	13
CERCLA	26
Closing	15
Closing Date	2
Code	22
Confidentiality Agreement	2
Deed	16
Demanding Party	7
Due Diligence Termination Notice	10
Earnest Money	1
Effective Date	2
ERISA	17
Escrow Agent	2
Hazardous Materials	26
Improvements	4
Independent Consideration	6
Initial Earnest Money	1
Inspection Period	2
Intangible Personal Property	5
Land	4
Lease Files	8
Leases	5
License Agreements	6
Material Damage	14
Materially Damaged	14
Non-Demanding Party	7
OFAC	22
Operating Statements	7
Permitted Exceptions	12
Permitted Outside Parties	11
Plan	22
Property	4
Property Documents	10
Property Information	7
Property Information Delivery Date	2
Purchase Price	1

-iv-

Purchaser	1
Real Property	4
Rent Roll	7
Seller	1
Seller’s Representatives	22
Service Contracts	5
Survey	12
Survival Period	22
Tangible Personal Property	5
Taxes	18
Tenant Receivables	18
Title and Survey Review Period	2
Title Commitment	12
Title Commitment Delivery Date	2
Title Company	2
Title Policy	13
Unbilled Tenant Receivables	19
Uncollected Delinquent Tenant Receivables	19

-v-

PURCHASE AND SALE AGREEMENT
[Golf Brook and Sabal Park, Longwood, Florida]

        This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

        A.        Defined terms are indicated by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

        B.        302 Sabal Park Place Longwood, LLC (“Sabal Owner”) is the owner in fee simple of certain real property and improvements located thereon commonly known as Sabal Park Apartments, Longwood, Florida (“Sabal Park”), and 385 Golf Brook Circle Longwood, LLC (“Golf Brook Owner”, and collectively with Sabal Owner, the “Seller”) is the owner in fee simple of certain real property and improvements located thereon commonly known as Golf Brook Apartments, Longwood Florida (“Golf Brook”, and collectively with Sabal Park, the “Property”).

        C.        Purchaser desires to purchase the Property and each Seller desires to sell its respective interest in the Property, all upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
BASIC INFORMATION

        1.1     Certain Basic Terms.   The following defined terms shall have the meanings set forth below:

                   1.1.1       “Seller”: As defined in Recital B.

                   1.1.2       “Purchaser”: NTS Realty Holdings Limited Partnership, a
                                                            Delaware limited partnership

                   1.1.3      “Purchase Price”: $32,500,000

                   1.1.4      “Earnest Money”: $375,000 (the “Initial Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $375,000 (the “Additional Earnest Money”) to $750,000 in the aggregate, plus interest thereon, pursuant to Section 3.1.

                   1.1.5       “Title Company”:

First American Title Insurance Company 2233 Lee Road Winter Park, Florida 32789 Tel. (407)691-5295

                   1.1.6       “Escrow Agent”:

First American Title Insurance Company 2233 Lee Road Winter Park, Florida 32789 Tel. (407)691-5295

                   1.1.7       “Broker”: CB Richard Ellis.

                   1.1.8       “Effective Date”: April 10, 2009.

                   1.1.9       “Property Information Delivery Date”: The date which is five (5) days after the Effective Date.

                   1.1.10     “Title Commitment Delivery Date”: The date which is the tenth (10th) day following the Effective Date.

                   1.1.11     “Title and Survey Review Period”: The period ending fifteen (15) days after Purchaser’s receipt of the later of the Title Commitment or the copy of Seller’s existing survey delivered to Purchaser under Section 4.1.5, but in any event not later than the expiration of the Inspection Period.

                   1.1.12     “Inspection Period”: The period beginning on the Effective Date and ending thirty (30) days after the Effective Date.

                   1.1.13     “Closing Date”: The date which is twenty-eight (28) days after the expiration of the Inspection Period.

                   1.1.14     “Confidentiality Agreement”. The letter agreement dated February 6, 2009, between Seller and Purchaser.

        1.2      Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Purchaser
Premium for standard form Title Policy required to be delivered pursuant	Purchaser
to Section 5.4
Premium for any upgrade of Title Policy for extended or additional	Purchaser
coverage and any endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges
Costs of a new Survey and/or any revisions, modifications or	Purchaser
recertifications to Seller's existing survey, Purchaser shall not be required to pay any sum for access to or use of Seller's existing survey.
Costs for UCC Searches	Purchaser
Recording Fees and Mortgage Taxes relating to Purchaser's mortgage loan	Purchaser
(if Purchaser obtains a mortgage loan)
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, or	Seller
other similar taxes, fees or assessments
Any escrow fee charged by Escrow Agent for holding the Earnest Money or	Purchaser 1/2
conducting the Closing	Seller 1/2
Real Estate Sales Commission to Broker	Seller
All other closing costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring the same

        1.3      Notice Addresses:

Purchaser:	c/o NTS Development Company	Copy	Senior Vice President and
		to:	General Counsel
NTS Development Company
	10172 Linn Station Road		10172 Linn Station Road, Suite
200
	Louisville, Kentucky 40223		Louisville, Kentucky 40223
Attention: Rosann D. Tafel
Attention:	Neil A. Mitchell, Senior Vice		Telephone: 502-426-4800 ext
President			153
Telephone:	502-426-4800		Facsimile: 502-426-4994 fax
Facsimile:	502-426-4994		E-mail: rtafel@ntsdevco.com
E-mail:	nmitchell@ntsdevco.com

Seller:	302 Sabal Park Place Longwood, LLC	Copies
	385 Golf Brook Circle Longwood,	to:
	LLC		iStar Financial Inc.
	c/o iStar Financial Inc.		1114 Avenue of the Americas
	3480 Preston Ridge Road, Ste 575		New York, NY 10036
	Alpharetta, GA 30005		Attn: Mary-Beth Roselle, Esq.
	Attention: Matt Ballinger		Phone: 212-930-9481
	Telephone: 678-339-		Fax: 212-930-9494
	Facsimile: 678-297-0101		E-mail: mroselle@istarfinancial.com
E-mail:
MBallinger@istarfinancial.com:
iStar Asset Services Inc.
180 Glastonbury Boulevard
Glastonbury, CT 06033
Attn: President
Telephone: 860-815-5910
Facsimile: 860-815-5901
E-mail: brubin@istarfinancial.com

Katten Muchin Rosenman LLP
525 West Monroe St.
Chicago, IL 60661-3693
Attn: Douglas L. Noren, Esq.
Phone: 312-902-5387
Fax: 312-577-8737
Email:Douglas.noren@kattenlaw
.com

ARTICLE 2
PROPERTY

        2.1      Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

                   2.1.1       Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

                   2.1.2       Leases. All of Seller’s right, title and interest, in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing to the extent permitted by this Agreement (the “Leases”).

                   2.1.3       Tangible Personal Property. All of Seller’s right, title and interest, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”), provided that Seller will deliver to Purchaser or leave at the Property after Closing all items of personal property leased pursuant to Service Contracts assumed by Seller at Closing pursuant to Section 4.4 hereof.

                   2.1.4       Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names, trade marks and service marks associated with the Real Property and the Improvements, including Seller’s rights and interests in the name of each of the projects comprising the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without material cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without material cost to Seller); condominium declaration, condominium master deed or other condominium documents prepared by Seller’s predecessor in title in connection with the conversion of the Property to a condominium project, to the extent such items are in Seller’s possession or control and delivery of such items to Purchaser would not violate any agreement binding on Seller or its affiliates, and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (c) any trade name, mark or other identifying material that includes the name “iStar” or any derivative thereof, and (d) all of Seller’s present and future rights in and to all refunds, rebates, reimbursements, reserves, deferred payments, deposits, cost savings, governmental subsidy payments, governmentally-registered credits (such as emissions reduction credits), other credits, waivers and payments, whether in cash or kind, due from or payable by any governmental agency or other entity, or any insurance or utility company, or any other person relating to any or all of the Property, or any improvements thereon or any of the Tangible Personal Property or Intangible Personal Property described herein (i) for any taxes, special taxes, assessments, or similar governmental or quasi-governmental charges or levies imposed upon Seller (or any prior owner of the Property) and applicable to periods before the Closing Date or (ii) arising out of satisfaction of any condition imposed upon or the obtaining of any approvals for the development of the Project or the improvements thereon; including, but not limited to, any monies, fees, credits, reimbursements, contributions, or other consideration that Seller (or any prior owner of the Property) is entitled to claim or receive, from any governmental agency or any other person or entity, in connection with any work performed or expenditures made by Seller (or any prior owner of the Property), at any time prior to the Effective Date.

                   2.1.5       License Agreements. All of Seller’s right, title and interest in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing to the extent permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

ARTICLE 3
EARNEST MONEY

        3.1      Deposit and Investment of Earnest Money. Within three (3) Business Day after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent and deliver a completed, executed Form W-9 to the Escrow Agent and the Seller. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the second Business Day following the last day of the Inspection Period, deposit the Additional Earnest Money, as specified in Section 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

        3.2      Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

        3.3      Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, provided that Purchaser has not delivered the Due Diligence Termination Notice, Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

        3.4      Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one (1) Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one (1) Business Day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, the party (the “Demanding Party”) seeking to terminate this Agreement shall give written notice of such election to Escrow Agent and the other party (the “Non-Demanding Party”) to this Agreement. Upon receipt of any such notice of termination, Escrow Agent shall give notice to the Non-Demanding Party of Escrow Agent’s receipt of such notice, enclosing a copy of the notice in question. If within five (5) Business Days after the Non-Demanding Party is given or deemed to have been given notice of Escrow Agent’s receipt of the notice in question, Escrow Agent has not received from the Non-Demanding Party its notice of objection to the notice, then Escrow Agent is to disburse the Earnest Money as requested by the notice in question, on the sixth (6th) Business Day following its giving of such notice to the Non-Demanding Party. If within said five (5) Business Day period Escrow Agent receives from the non-demanding party notice of objection, then Escrow Agent is directed to notify the Demanding Party of the objection, and continue to hold the Earnest Money until Escrow Agent is in receipt of a joint order direction or a court order instructing Escrow Agent to disburse the Earnest Money. In such event of objection, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Real Property is located. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4
DUE DILIGENCE

        4.1      Due Diligence Materials To Be Delivered. Seller shall deliver or make available (including via web portal) to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

                   4.1.1       Rent Roll. A current rent roll (“Rent Roll”) for the Property;

                   4.1.2       Financial Information. A copy of operating statements for the Property and a summary of capital expenditures pertaining to the Property for the 24 months preceding the Effective Date or such lesser period as Seller has owned the Property (“Operating Statements”) to the extent in Seller’s possession;

                   4.1.3       Environmental Reports. A copy of any environmental reports or site assessments related to the Property prepared for the benefit of Seller or in Seller's possession;

                   4.1.4       Tax Statements. A copy of ad valorem tax statements relating to the Property for the two most recent tax years;

                   4.1.5       Title and Survey. A copy of Seller’s most current title insurance policy and survey, if any, of the Property.

                   4.1.6       Service Contracts. A list, together with copies, of Service Contracts, a copy of which is attached hereto as Schedule 4.1.6;

                   4.1.7       Personal Property. A list of Tangible Personal Property;

                   4.1.8       License Agreements. A list, together with copies, of any License Agreements, a copy of which is attached hereto as Schedule 4.1.8;

                   4.1.9       Notices or Citations. A copy of any notices or citations received by Seller from any governmental entity relating to condemnation, eminent domain or the Property’s compliance with applicable laws or regulations, including, but not limited to any zoning, land use, subdivision, environmental, property tax, assessment or condominium laws or regulations; and

                   4.1.10       Property Condition Reports. A copy of any property condition report prepared by third parties for Seller in connection with Seller’s acquisition or ownership of the Property.

        Except for the Rent Roll contemplated in Section 4.1.1, Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company and to extent Seller is legally or contractually permitted to provide such items.

        4.2      Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager, at the Property, or via web portal, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

                   4.2.1       Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect (“Lease Files”);

                   4.2.2       Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

                   4.2.3       Plans and Specifications. Building plans and specifications relating to the Property; and

                   4.2.4       Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property; and

                   4.2.5       Property Insurance. Certificates evidencing existing insurance coverage relating to the Property.

        4.3      Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, subject to the terms of any Leases, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting such inspections, tests, surveys and examinations as Purchaser shall determine, in its reasonable discretion, are necessary to properly evaluate the condition of the Property, including, without limitation, surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller two (2) full Business Days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least One Million Dollar ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death and property damage insurance including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and (2) workers’ compensation and employers’ liability insurance with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Purchaser is not permitted to communicate with any tenant. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority to gather information regarding then current zoning compliance of the Real Property and then current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least three (3) full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section 4.3, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means. In the event Seller fails to allow the Purchaser reasonable access to the Property prior to the expiration of the Inspection Period to perform the tests, inspections or evaluations described in this Section, the Purchaser shall be entitled to deliver the Due Diligence Termination Notice and receive the return of the Earnest Money.

        4.4      Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

        4.5      Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, if requested by Seller and to the extent permitted by the preparer of such reports without the payment of additional fees, promptly following receipt of same by Purchaser, copies of all “Reports”. “Reports” mean (a) third-party reports, tests, investigations and studies that pertain to contamination of, or environmental concerns regarding, the Property and (b) all other third party reports, investigations and studies, other than appraisals or economic analyses prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions of the Property, if any, which Reports shall be addressed to Purchaser and, if requested by Seller and available at no additional cost to Purchaser, Seller, in all events at no cost to Seller. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto.

        4.6      Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty in excess of $100 or payment of a fee in excess of $100. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

        4.7      Proprietary Information; Confidentiality. Purchaser agrees that it is bound by the Confidentiality Agreement as if it were a party thereto, the Confidentiality Agreement remains in full force and effect, and, without limitation of the Confidentiality Agreement, the Property Documents that have been or may be delivered or provided by, or on behalf of, Seller, and the information obtained from any inspection of the Property are proprietary and confidential and the Property Documents and access to the Property have been and will be provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents and other information for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property or who are providing financing or determining the feasibility of financing for Purchaser’s purchase and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.7 shall survive the termination of this Agreement.

        4.8      No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that (a) Seller obtained title to the Property by foreclosure or deed in lieu of foreclosure and Seller’s files with regard to the Property may be incomplete and (b) some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

        4.9      Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their agents, guests, invitees, contractors and employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement.

        4.10      Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.7, and 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Sections 4.7 and 4.9 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5
TITLE AND SURVEY

        5.1      Title Commitment. Purchaser shall cause to be prepared and delivered to Seller on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a ALTA 2006 Owners Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

        5.2      Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

        5.3      Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except liens securing payment of an ascertainable amount, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens. Seller further agrees to remove any exceptions or encumbrances to title which are created by, under or through Seller after the Effective Date without Purchaser’s consent. The term “Permitted Exceptions” shall mean: the exceptions (including exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Purchaser consents to, or is deemed to have consented to, as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of tenants under the Leases; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts not terminated as of

Closing. Notwithstanding anything to the contrary set forth herein, Purchaser’s agreement to the definition of “Permitted Exceptions” in this Section 5.3 shall not affect Purchaser’s right to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4

        5.4      Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title interest in the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6
OPERATIONS AND RISK OF LOSS

        6.1      Ongoing Operations. From the Effective Date through Closing:

                   6.1.1       Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.

                   6.1.2       New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

                   6.1.3       Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement or with respect to items that, in Seller’s judgment are obsolete, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

                   6.1.4       Leasing. Seller may, in its sole discretion, amend, terminate or enter into Leases in the ordinary course of business, provided that any new Leases or amendments shall be for a term not to exceed thirteen months, shall be substantially on the terms set forth in Seller’s standard lease form, and on terms consistent with market rents, inducements and terms common in the local market for similar properties.

        6.2      Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

                   6.2.1       Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall be deemed to have waived their respective right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage with respect to which the cost of repair, in Seller’s reasonable estimation, exceeds 20% of the Purchase Price or which results in tenants under Leases accounting for more than $100,000 in annual rent having the right to terminate their Leases (except to the extent such rent would be covered by rental or business interruption insurance).

                   6.2.2       Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

        6.3      Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof that in Seller’s reasonable estimation would result in an award that exceeds 10% of the Purchase Price, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7
CLOSING

        7.1      Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

        7.2      Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

                   7.2.1       Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date.

                   7.2.2       Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

                   7.2.3       Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

        So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party and Escrow Agent on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

        7.3      Seller’s Deliveries in Escrow. As of or prior to the Closing Date, each Seller shall deliver in escrow to Escrow Agent the following:

                   7.3.1       Deed. A special warranty deed in the form of Exhibit B hereto (or other limited warranty deed, as Seller’s local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of the Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”). The Deed shall use as its legal description of the Property the description contained in Seller’s vesting deed. If such description differs from the description derived from the Survey, Seller shall also deliver a quit-claim deed using the description derived from the Survey;

                   7.3.2       Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C hereto (the “Assignment”), executed and acknowledged by Seller;

                   7.3.3       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

                   7.3.4       FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

                   7.3.5       Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

                   7.3.6       Title Affidavit. An affidavit in such form that will permit the Title Company to issue the Title Policy without pre-printed standard exceptions for mechanic’s or materialmen’s liens, rights of parties in possession (other than tenants under leases as tenants only), or easements, liens or encumbrances not shown of record;

                   7.3.7       Seller’s Certificate. A certificate from Seller stating that the representations and warranties set forth in Section 9.1 are true and correct as of the Closing Date, or if not true and correct, then setting forth the manner in which such representations or warranties are not true and correct;

                   7.3.8       Termination of Management Agreement. Proof of termination of any property management agreement entered into by Seller for the Property as of the Closing Date;

                   7.3.9       Certified Rent Roll. A rent roll prepared as of the date that is not more than three (3) Business Days prior to the Closing Date, certified to Seller’s knowledge to be true and correct in all material respects.

                   7.3.10      Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

        7.4      Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following with respect to each Property:

                   7.4.1       Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

                   7.4.2       ERISA Letter. A letter to Seller in the form of Exhibit E hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

                   7.4.3       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

                   7.4.4       Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

                   7.4.5       Purchaser’s Certificate. A certificate from Purchaser stating that the representations and warranties set forth in Section 9.2 are true and correct as of the Closing Date, or if not true and correct, then setting forth the manner in which such representations or warranties are not true and correct;

                   7.4.6       Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

        7.5      Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent an executed closing statement consistent with this Agreement in the form required by Escrow Agent.

        7.6      Purchase Price. At or before 1:00 p.m. (Eastern Time) on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee prior to 4:00 p.m. (Eastern Time) on the Closing Date, then the closing statements and related prorations will be revised as necessary.

        7.7      Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

        7.8      Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

        7.9      Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit F hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

        8.1      Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

                   8.1.1       Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing arising out of a change in the use of the Real Property on or following the Closing Date shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

                   8.1.2       Utilities. To the extent any utility is in Seller’s name, Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. With respect to utility meters that pertain to utilities that are not payable directly by tenants, Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

                   8.1.3       Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

    (a)        Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (1) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (2) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1.3(b) (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; (3) third, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License Agreement) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled under the terms of this Agreement shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period from and after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten Business Days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(a) shall survive the Closing.

    (b)        Without limiting the generality of the requirements of Section 8.1.3(a)(3) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) Business Days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(b) shall survive the Closing.

        8.2      Intentionally Omitted.

        8.3      Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

        8.4      Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing for a period of six months, except that the parties obligation to adjust any tax proration shall survive the Closing for a period of one (1) year.

        8.5      Tenant and other Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. All deposits made by Seller with any utility company, governmental authority or other Person shall be credited to Seller.

        8.6      Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Under no circumstances shall Seller owe a commission or other compensation directly to any agent or person other than Broker. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

        9.1      Seller's Representations and Warranties. Each Seller represents and warrants to Purchaser with respect to itself that:

                   9.1.1      Organization and Authority. Seller is validly existing, and in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

                   9.1.2       Pending Actions. To Seller’s knowledge, there is no action or proceeding pending or threatened (i) against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or (ii) relating to the Property which could reasonably be expected to result in a material adverse change in the business, operation, affairs or condition of the Property.

                   9.1.3       Service Contracts, License Agreements, and Tangible Personal Property. To Seller’s knowledge, the list of Service Contracts and License Agreements attached to this Agreement are correct and complete in all material respects as of the date hereof, and to Seller’s knowledge, the list of Tangible Personal Property be delivered to Purchaser pursuant to this Agreement will be correct and complete in all material respects as of the date of its delivery.

                   9.1.4       Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

                   ;9.1.5       Assessments. To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (excepting ad valorem taxes and utility bills not yet due and payable), whether or not they have become liens, and Seller shall notify Buyer in writing upon learning of any such assessments and shall pay same, or pro-rate at Closing, as appropriate.

                   9.1.6       Public Improvements. To Seller’s knowledge, no public improvements, in the nature of sewer liens, sidewalks, road extensions and the like, have been ordered to be made to the Property, which have not, prior to the date hereof, been completed, assessed, or paid for.

                   9.1.7       Rent Roll. To Seller’s knowledge, the rent roll provided by Seller to Purchaser as a closing delivery is true and correct in all material respects.

        9.2      Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

                   ;9.2.1       Organization and Authority. Purchaser is validly existing as a limited partnership in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

                   9.2.2       Pending Actions. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

                   9.2.3       ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), assets of a Plan are not being used to acquire the Property, Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

                   9.2.4       Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

        9.3      Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date, are remade as of the Closing Date (subject to, in the case of Section 9.1.2, changes that are not the result of a breach by Seller of any of its covenants in this Agreement), and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual knowledge of Deborah Bacon, asset manager, and Matthew Ballinger, asset manager (“Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000, and then only to the extent of such excess. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to $1,000,000. In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations or warranties set forth in this Agreement. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10
DEFAULT AND REMEDIES

        10.1      Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.6, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

        10.2      Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within two (2) Business Days after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before sixty (60) Business Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within nine (9) months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT

PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE, EXCEPT, WITH RESPECT TO ANY OF SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OR OWNERS, TO THE EXTENT OF SALES PROCEEDS RECEIVED BY OR PAID TO SUCH ENTITIES, AND THEN SUBJECT TO THE LIMITATIONS WITH RESPECT TO CLAIMS AGAINST SELLER SET FORTH HEREIN AND IN SECTION 9.3.

        10.3      Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

        10.4      Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

        11.1      Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

        11.2      Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall, to the extent reasonably possible, make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

        11.3      Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the landlord’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the landlord’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Notwithstanding anything to the contrary in this Section 11.3, Purchaser does not release or discharge Seller from any claim for contribution or payment that Purchaser may have against Seller under applicable law arising from or related to Purchaser’s remediation of Hazardous Materials as ordered by any governmental agency or authority as a result of the release of any Hazardous Materials at the Property by Seller or during Seller’s period of ownership or possession.

        11.4      “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

        11.5      Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and shall not merge with the provisions of any closing documents.

        Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
MISCELLANEOUS

        12.1      Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) Business Days prior to Closing, and (f) the requirements in Section 12.16 are satisfied.

        12.2      Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

        12.3      Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

        12.4      Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

        12.5      Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

        12.6      Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

        12.7      Time. Time is of the essence in the performance of this Agreement.

        12.8      Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

        12.9      Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.9. Notice given in accordance herewith for all permitted forms of notice shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Except for facsimile notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

        12.10      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

        12.11      Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

        12.12      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

        12.13      Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing any such Agreement, memorandum or affidavit filed in violation of this Agreement (but such release of record shall not release or otherwise terminate this Agreement if there exists no default by Purchaser following the release of record and this Agreement has not otherwise been terminate or expired), and Purchaser’s obligations pursuant to this Section 12.13 shall survive any termination of this Agreement as a surviving obligation.

        12.14      Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

        12.15      Intentionally Omitted.

        12.16      ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

        12.17      No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

        12.18      Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

        12.19      Post-Closing Access. From and after the Closing for a period of 120 days (and such longer period if necessary for Seller to cure a default hereunder), the Purchaser will, at Seller’s sole cost and expense, permit Seller and Seller’s agents and representatives access (and will permit copying of materials pertaining to the period prior to the Closing), during business hours from time to time, to the Lease Files and other Property-related information upon reasonable advance notice to the Purchaser. This Section 12.19 shall survive the Closing.

        12.20      Post-Closing Audit. Notwithstanding anything contained herein to the contrary, Purchaser, upon reasonable prior notice to Seller, shall have the right, at any time after the expiration of the Inspection Period (provided that Purchaser shall not have terminated this Agreement pursuant to Section 4.4), and for a period of 120 days following the Closing, at Purchaser’s expense, to audit and/or to have prepared audited financial statements for the

Property for the period covering Seller’s ownership of the Property. Such audit shall include all books and records relating to the Property in Seller’s possession or control, including, but not limited to, revenue and expense supporting documents, deposits, bank statements, invoices and other similar documentation. Seller agrees to execute a standard form of engagement and representation letter in form reasonably satisfactory to Seller with a big four accounting firm, as auditor in connection with the audit, provided that (i) such letter expressly provides that all costs and fees of such audit shall be paid by Purchaser, and (ii) at the time of the engagement of such auditor, Purchaser shall deposit with Seller an amount equal to 110% of the estimated cost and fees of such audit (the “Audit Deposit”), with the balance, if any, of such Audit Deposit to be returned to Purchaser after completion of the audit and payment of all such costs and expenses of the audit. Seller agrees to cooperate with Purchaser in granting Purchaser, its agents, representatives and employees access to all books, records and documentation in Seller’s possession or control, so that it and its auditors may timely and fully complete such audit. Seller shall have the right to use the Audit Deposit to pay the costs and fees of the audit. If the Audit Deposit is not sufficient to pay all of the costs and fees of the audit, Purchaser shall, within ten (10) days after request, reimburse Seller for all costs and fees incurred in connection with such audit not paid for from the Audit Deposit, and Purchaser shall indemnify and hold harmless Seller from all costs and fees of the auditor engaged in connection with such audit. Should this Agreement terminate and the Closing not occur, Purchaser shall still be obligated to reimburse Seller for all costs and fees incurred in connection with such audit and shall indemnify and hold harmless Seller from all costs and fees of Purchaser’s auditor in connection with such audit. The terms of this Section shall survive the Closing and the delivery of the Deed.

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN

302 SABAL PARK PLACE LONGWOOD, LLC, and
385 GOLF BROOK CIRCLE LONGWOOD, LLC

AND

NTS REALTY HOLDINGS LIMITED PARTNERSHIP

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Date executed by Seller April 8, 2009	SELLER: 302 SABAL BARK PLACE LONGWOOD, LLC, a Delaware limited liability company By: /s/ Gregory Newman —————————————— Name: Gregory Newman Title: Senior Vice President

Date executed by Seller April 8, 2009	385 GOLF BROOK CIRCLE LONGWOOD, LLC, a Delaware limited liability company By: /s/ Gregory Newman —————————————— Name: Gregory Newman Title: Senior Vice President

Date executed by Seller April 8, 2009	PURCHASER:

NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a
Delaware limited partnership

By:  NTS Realty Capital, Inc., a Delaware corporation, its
managing general partner

By: /s/ Brian F. Lavin
——————————————
Name: Brian F. Lavin
Title: President and CEO

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Date executed by Escrow Agent April 9th, 2009	FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Larry Deal —————————————— Name: Larrry Deal Title: Vice President